Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cataca Resources, Inc.
782 Ayala Avenue, Makati City,
Philippines

We hereby consent to the use of our audit report dated May 9, 2014 in this Registration Statement on Form S-1, with respect to the balance sheets of Cataca Resources, Inc. as of December 31, 2013, the related statements of operations and cash flows for the years ended December 31, 2013 and the period from December 11, 2012 (inception) to December 31, 2013 and the related statement of changes in stockholders’ equity for the period from December 11, 2012 (inception) to December 31, 2013.

Our audit report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PLS CPA
PLS CPA
July 14, 2014
San Diego CA, 92111